EX-99.CODE ETH

                             CODE OF ETHICAL CONDUCT
                                       OF
                           FIRST AMERICAN FUNDS, INC.
                      FIRST AMERICAN INVESTMENT FUNDS, INC.
                       FIRST AMERICAN STRATEGY FUNDS, INC.
                    FIRST AMERICAN INSURANCE PORTFOLIOS, INC.
                    AMERICAN MUNICIPAL INCOME PORTFOLIO INC.
                    MINNESOTA MUNICIPAL INCOME PORTFOLIO INC.
             FIRST AMERICAN MINNESOTA MUNICIPAL INCOME FUND II, INC.
                           AMERICAN INCOME FUND, INC.
                    AMERICAN STRATEGIC INCOME PORTFOLIO INC.
                   AMERICAN STRATEGIC INCOME PORTFOLIO INC. II
                  AMERICAN STRATEGIC INCOME PORTFOLIO INC. III
                         AMERICAN SELECT PORTFOLIO INC.


I.   COVERED OFFICERS/PURPOSE OF THE CODE

     The First American Funds' Code of Ethical Conduct (this "Code") for the investment companies within the complex (collectively, "Funds" and each, "Company") applies to each such Company's officers (the "Covered Officers", a list of which is set forth in Exhibit A) for the purpose of promoting:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by a Company;

     - compliance with applicable laws and governmental rules and regulations;

     - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     -    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

     The Code also applies to each Covered Officer's immediate family members as long as they are living in the same household. Therefore, for purposes of interpretation, each obligation, requirement or prohibition that applies to a Covered Officer also applies to such Covered Officer's family members.

     Currently, all Covered Officers are employees of affiliated Company service providers- the Funds' investment advisor and co-administrator, U.S. Bancorp Asset Management, Inc. ("USBAM"), and the Funds' other co-administrator, U.S. Bancorp Fund Services ("USBFS"). The phrase "Covered Officers" does not include partners of Dorsey & Whitney, the Funds' outside counsel.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, a Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Company.

     Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and a Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of a Company. The Company's and USBAM's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. THIS CODE DOES NOT, AND IS NOT INTENDED TO, REPEAT OR REPLACE THESE PROGRAMS AND PROCEDURES AND SUCH CONFLICTS FALL OUTSIDE OF THE PARAMETERS OF THIS CODE.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Company and USBAM/USBFS of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Company or for the adviser/administrator, or for all), be involved in establishing policies and implementing decisions which will have different effects on the adviser/administrator and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser/administrator and is consistent with the performance by the Covered Officers of their duties as officers of a Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Board of Directors that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.

THE OVERARCHING PRINCIPLE IS THAT THE PERSONAL INTEREST OF A COVERED OFFICER SHOULD NOT BE PLACED IMPROPERLY BEFORE THE INTEREST OF A COMPANY.

     Each Covered Officer must:

     - not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Company whereby the Covered Officer would benefit personally;

     - not cause a Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of such Company;

     - not intentionally or recklessly take or direct any action or failure to act that results in any SEC filing or other public Company communication being materially misleading, while personally benefiting such Covered Officer; and,

     - not request cash or gifts, including any entertainment or similar benefit, from any firm or party, with which a Company has current or prospective business dealings, including Company directors, Fund affiliates and service providers.

     There are some conflicts of interest situations that should always be reviewed with the adviser's General Counsel. These include, but are not limited to:

     - the receipt of cash or GIFTS IN EXCESS OF $100 from any one firm or party, including Company directors, Fund affiliates and service providers, with which a Company has current or prospective business dealings;

     - the receipt of any ENTERTAINMENT OR SIMILAR BENEFIT from any firm or party, including Company directors, Fund affiliates and service providers, with which a Company has current or prospective business dealings unless such entertainment is reasonable in cost, appropriate as to time and place, includes a representative of the firm or party, and not so frequent as to raise any question of impropriety;

     - any ownership interest in, or any consulting or employment relationship with, any Company service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

     - a direct or indirect financial interest in commissions, transactions charges or spreads paid by a Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

     In all instances, Covered Officers are expected to use reason, judgement and common sense to avoid any question or appearance of impropriety. Covered Officers should seek the assistance of the adviser's General Counsel in case of questions.

III. DISCLOSURE AND COMPLIANCE

     - Each Covered Officer must familiarize himself with the disclosure requirements generally applicable to a Company;

     - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Company to others, whether within or outside a Company, including to a Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

     - each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

     - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     - upon adoption of the Code or upon being made subject to the Code, affirm in writing to the Funds' Board that such Covered Officer has received, read, and understands the Code;

     - annually affirm in writing to the Funds' Board that such Covered Officer has complied with the requirements of the Code;

     - annually report in writing to USBAM's Compliance Department all affiliations that might give rise to a conflict of interest with respect to such person's status as a Covered Officer;

     -    quarterly report to USBAM's Compliance Department the following:

          - all cash and gifts with a value in excess of $100 received from any firm or party that has current or prospective business dealings with a Company;

          - all receipt of any entertainment or similar benefit from any firm or party, including Company directors, Fund affiliates and service providers, with which a Company has current or prospective business dealings;

     - not retaliate against any Fund affiliate employee, service provider employee or Covered Officer for reports of potential violations that are made in good faith; and

     - notify USBAM's General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     USBAM's General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. In doing so, such General Counsel is authorized and encouraged to consult with Company counsel and counsel to the Company's independent directors. However, approvals, interpretations, or waivers sought by a Company's President will be considered by such Company's Qualified Legal Compliance Committee (the "Committee").

     The Funds will follow these procedures in investigating and enforcing this
Code:

     - the General Counsel will take all appropriate action to investigate any violations and potential violations reported to it;

     - if, after such investigation, the General Counsel reasonably believes that no violation has occurred, the General Counsel is not required to take any further action and such conclusion will be documented and reported to the Committee at its next regularly scheduled meeting;

     - any matter the General Counsel believes is a violation will be reported in writing to the Committee;

     - if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification of the appropriate supervisory executives of either the investment adviser, the applicable service provider, or any applicable parent company thereof; or a recommendation to dismiss the Covered Officer;

     - the Committee will be responsible for granting waivers (defined as a material departure from a provision of this Code), as appropriate; and

     - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. USBAM's code of ethics under Rule 17j-1 under the Investment Company Act, USBAM's more detailed operational and regulatory compliance policies and procedures, and U.S. Bancorp's Code of Ethics are separate requirements applying to the Covered Officers and others, and are not specifically a part of this Code.

VI.  AMENDMENTS

     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Company's board, including a majority of independent directors.

VII. CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Company Board, Company counsel, counsel to the independent directors, USBAM's Compliance Department, and the appropriate senior managers of USBAM and its affiliates.

VIII. INTERNAL USE

     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.



Date:  2003